Exhibit 5.c

February 3, 2005

CROWN Metal Packaging Canada Inc., 889273 Ontario Inc.,

CROWN Metal Packaging Canada LP, CROWN Risdon Canada Inc.,

CROWN Zeller Plastic Closures Canada Inc.

c/o Crown Holdings, Inc.

1 Crown Way

Philadelphia, PA 19154

- and to –

Dechert LLP

4000 Bell Atlantic Tower

1717 Arch Street

Philadelphia, PA 19103

Re:	Form S-4 Registration Statement (Reg. 333-120780)

Gentlemen and Ladies:

SCOPE OF OPINION

We have acted as Ontario counsel for 889273 Ontario Inc. (“889273”), CROWN Metal Packaging Canada Inc. (“GP”), CROWN Risdon Canada Inc. (“Risdon Canada”) and CROWN Zeller Plastic Closures Canada Inc. (“Zeller Canada”), each an Ontario corporation, and CROWN Metal Packaging Canada LP (“LP”), an Ontario limited partnership (collectively, 889273, GP, Risdon Canada, Zeller Canada and LP are referred to as the “Covered Entities”) in connection with the preparation and filing of the Registration Statement on Form S-4 (Registration No. 333-120780) originally filed by Crown European Holdings SA (“CEH”) and the other registrants, including the Covered Entities (the “Guarantors”), on November 24, 2004 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), and the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”) (the “Registration Statement”), for the purpose of registering the issuance by CEH of up to an aggregate principal amount of €460,000,000 of CEH’s 6 1/4% First Priority Senior Secured Notes due 2011 (the “New Notes”) and the guarantees thereof by the Covered Entities and certain other Guarantors (the “New Guarantees”) under the Securities Act. The New Notes are to be issued in exchange for an equal aggregate principal amount of CEH’s outstanding 6 ¼% First Priority Senior Secured Notes due 2011 (the “Old Notes”) and the guarantees thereof by the Covered Entities and certain other Guarantors, pursuant to the Registration Rights Agreements (the “Registration Rights Agreements”) by and among Crown Holdings, Inc., CEH, Citigroup Global Markets Inc. and Lehman Brothers Inc., as Representatives, the Initial Purchasers (as defined therein), the Covered Entities and certain other Guarantors incorporated by reference as Exhibits 4.i and 4.j to the Registration Statement.

The New Notes and the New Guarantees are issued pursuant to the terms of the Indenture dated as of September 1, 2004 (the “Indenture”) by and among CEH, as Issuer, the Guarantors named therein and Wells Fargo Bank, N. A., as trustee, incorporated by reference as Exhibit 4.k to the Registration Statement.

In connection with the foregoing, we have reviewed such records, documents, agreements and certificates and examined such questions of law, as we have considered necessary or appropriate for the purposes of this opinion, including:

(a)	the Registration Statement;

(b)	the Indenture;

(c)	the form of New Guarantees entered into by the Covered Entities;

(d)	the form of New Notes;

(e)	certificates of status dated February 1, 2005 issued in respect of each of the Covered Entities (other than LP) pursuant to the Business Corporations Act (Ontario) (the “OBCA”);

(f)	a certificate of an officer of each of the Covered Entities (other than LP) with respect to certain factual and general corporate matters, each dated February 1, 2005 (the “February 2005 Officer’s Certificates”), together with the officer’s certificates delivered by each of the Covered Entities (other than LP) to Miller Thomson LLP, Osler Hoskin & Harcourt LLP and others dated September 1, 2004 and October 6, 2004 (collectively, the “Fall 2004 Officer’s Certificates; the February 2005 Officer’s Certificates and the Fall 2004 Officer’s Certificates are collectively referred to as the “Corporation Officer’s Certificates”);

(g)	a certificate of an officer of the general partner of LP, being GP, on behalf of LP with respect to certain factual and general corporate matters, dated February 1, 2005 (the “February 2005 LP Officer’s Certificate”), together with the officer’s certificates of the general partner of LP delivered to Miller Thomson LLP, Osler Oskin & Harcourt LLP and others dated September 1, 2004 and October 6, 2004 (together, the Fall 2004 LP Officer’s Certificates”), to which certificates are attached a Declaration (as hereinafter defined) and a certified copy of the limited partnership agreement made as of October 28, 2003 (the “LP Agreement”) between the GP and Crown Canadian Holdings ULC (collectively, the Corporation Officer’s Certificates, the February 2005 LP Officer’s Certificate and the Fall 2004 LP Officer’s Certificates are referred to as the “Officer’s Certificates”).

In making our examination of records, documents, agreements and certificates, we have assumed the authenticity of the same, the correctness of the information contained therein, the genuineness of all signatures, the legal capacity of all individuals, the authority of all persons entering and maintaining records or executing documents, agreements and certificates (other than persons executing documents, agreements and certificates on behalf of the Covered Entities), and the conformity to authentic originals of all items submitted to us as copies (whether certified, conformed, photostatic or by other electronic means) of records, documents, agreements or certificates. In rendering our opinions, we have relied as to factual matters upon certificates of public officials and certificates and representations of officers of the Covered Entities, including the completeness, truth and accuracy of all statements of fact contained in the Officer’s Certificates, a copy of each of which is delivered herewith and the completeness, truth and accuracy of any official public records and certificates and other documents supplied by public officials or otherwise conveyed to us by public officials.

In expressing the opinion in paragraph (1) below with respect to the existence of the Covered Entities (other than LP), we have relied on the certificates of status referred to in paragraph (e) above, a copy of each of which is delivered herewith.

In expressing the opinion in paragraph (3) below with respect to the delivery of the New Guarantees, we have assumed that the Indenture has been physically delivered by the Covered Entities to the other parties thereto and such delivery does not remain subject to any condition or escrow which has not been satisfied.

This opinion is limited to the laws of the Province of Ontario and the federal laws of Canada applicable in Ontario, and we express no opinion as to the laws of any other jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that:

1.	Each of the Covered Entities (other than LP) is a corporation incorporated and validly existing under the OBCA and each has the requisite corporate power and authority to execute, deliver and perform their obligations under the New Guarantees to the extent it is a party thereto.

2.	The LP is existing as a limited partnership under the laws of the Province of Ontario, and was duly formed by the filing of a declaration in prescribed form on October 28, 2003 (the “Declaration”) pursuant to the Limited Partnerships Act (Ontario).

3.	The execution, delivery and performance of each of the New Guarantees has been duly authorized by all necessary corporate action of each of the Covered Entities (other than LP) to the extent they are to be a party thereto.

4.	All necessary action in accordance with the LP Agreement has been taken to authorize the execution, delivery and performance by the GP of the New Guarantees on behalf of the LP to the extent LP is to be a party thereto.

5.	GP has the requisite corporate power and authority to execute and deliver, on behalf of LP, the New Guarantees to which LP is a party and to consummate the transactions contemplated by the New Guarantees to be consummated on the part of LP and to perform its obligations under the LP Agreement.

6.	Each of the Covered Entities has duly executed and delivered the Indenture to the extent they are a party thereto.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus contained therein under the caption “Legal Matters.” In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. Other than in connection with the Registration Statement, this opinion is not to otherwise be made available to or relied upon by any person other than the addressees, nor quoted or referred to in any public document nor filed with any governmental agency or person, without our prior written consent, except as may be required by law or regulatory authority.

Yours truly,

“MILLER THOMSON LLP’